Exhibit (b)(3)
FORM OF LIMITED GUARANTEE
     Limited Guarantee, dated as of March 5, 2007 (this “Limited Guarantee”), by [Investor] (the “Guarantor”), in favor of SafeNet, Inc. (the “Guaranteed Party”).
     1. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of March 5, 2007, (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Parent”), Stealth Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent and the Guaranteed Party, pursuant to which Merger Sub, or a permitted assignee of Merger Sub, will commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Guaranteed Party, and following the consummation of the Offer will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment and discharge of [ • ]% of the payment obligations of Parent and Merger Sub arising under the Merger Agreement, including, without limitation, Parent’s or Merger Sub’s payment obligations with respect to the Parent Termination Fee and obligations under the penultimate sentence of Section 6.11(b) (the “Obligations”); provided, that in no event shall the Guarantor’s liability under this Limited Guarantee (subject to Section 14 below with respect to the Enforcement Reimbursement Costs (as defined below)) exceed $[ • ] (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap and is expressly limited thereto. All sums payable by the Guarantor hereunder shall be paid in immediately available funds. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to [ • ]% of the Obligations (subject to the Cap and Section 14 below with respect to Enforcement Reimbursement Costs), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for [ • ]% of the Obligations (subject to the Cap and Section 14 below with respect to Enforcement Reimbursement Costs), regardless of whether action is brought against Parent, Merger Sub or any other guarantor pursuant to a Limited Guarantee dated as of the date hereof (the “Other Guarantees”) entered into between the Guaranteed Party and such other guarantor (the “Other Guarantors”) or whether Parent, Merger Sub or any Other Guarantor is joined in any such action or actions or whether Parent or Merger Sub were primarily responsible for causing the payment obligations of Parent or Merger Sub under the Merger Agreement.
     2. Nature of Guarantee. The Guaranteed Party shall not be obligated to seek payment of the Obligations from any of Parent, Merger Sub, or an Other Guarantor or file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to seek such payment or to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to [ • ]% of the Obligations (subject to Section 14 below with respect to the Enforcement Reimbursement Costs) as if such payment had not been made. This is an irrevocable, absolute and unconditional guarantee of payment and not merely of collectibility.

     3. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor, subject to the proviso above); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Offer or the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) to or from this Limited Guarantee, any other guarantees, the Merger Agreement, or any related agreement or document; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and O’Melveny & Myers LLP in accordance with Section 9.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.
     The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub) or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent or Merger Sub), except for claims against the Guarantor (or any permitted assignees of the Guarantor) under this Limited Guarantee and against Other Guarantors (or any permitted assignees of Other Guarantors) under the Other Guarantees and claims against Parent or Merger Sub under the terms of the Merger Agreement or any agreement or instrument relating thereto, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting (and shall not so assert and shall causes its respective Affiliates not to assert in any proceeding not instituted by the Guarantor or its Affiliates) that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Limited Guarantee (including the Enforcement Reimbursement Costs set forth in Section 14) shall have been irrevocably and indefeasibly paid in full in cash (such payment, the “Final Payment”). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all other amounts payable under this Limited Guarantee (including the Enforcement Reimbursement Costs set forth in Section 14), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee (including the Enforcement Reimbursement Costs set forth in Section 14), in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee but only to the same extent Parent and Merger Sub are so relieved.

     4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
     5. Representations and Warranties. The Guarantor hereby represents and warrants that:
a. the Guarantor has full [ • ] power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, no further approval of the Guarantor’s board of directors, investment committees, managers, members, general or limited partners or security holders is required for the execution, delivery and performance of this Limited Guarantee by the Guarantor and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
b. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;
c. this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; and
d. the Guarantor has available, subject only to giving required notices, cash sufficient to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.
     6. No Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law or as provided herein upon the making of the Final Payment) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of Guarantor, provided that no such assignment shall relieve Guarantor of any liability or obligation hereunder until such liability or obligation is actually performed or satisfied by the assignee by indefeasible payment in full in cash.

     7. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt of transmittal is confirmed. All notices hereunder shall be delivered as set forth below or to such other Person or address or facsimile number as a party shall specify by notice in writing to the other party:
if to the Guaranteed Party, to it at:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attention: Kevin Hicks, Esq.
Fax: (443) 283-4046
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Mark Gordon, Esq.
Fax: (212) (212) 403-2000
if to the Guarantor, to it at:
[    •   ]
with a copy (which shall not constitute notice) to:
[    •   ]
     8. Continuing Guarantee. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and all other amounts payable under this Limited Guarantee (including the Enforcement Reimbursement Costs set forth in Section 14) have been irrevocably and indefeasibly paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier to occur of (i) the Effective Time and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of any Obligation of Parent or Merger Sub to the Guarantor by such first anniversary. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap (including the Enforcement Reimbursement Costs set forth in Section 14) or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor (other than Parent or Merger Sub or any Other Guarantor) with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of any Guarantor (other than Parent or Merger Sub or any Other Guarantor) shall have any liability to the Guaranteed Party under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guaranteed Party, then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall immediately pay on demand all reasonable fees and out of pocket expenses of the guaranteed Party in connection with such litigation or proceeding. Notwithstanding anything in this Limited Guarantee, no amendment to the Merger Agreement which amends the terms pursuant to which the Parent Termination Fee shall become payable shall be effective against the Guarantor for purposes of this Limited Guarantee unless Parent obtains the written consent of the Guarantor to such amendment.
     9. No Recourse. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate (other than, in each case, Parent or Merger Sub or any Other Guarantor) or employee of the Guarantor, against any former, current or future general or limited partner, member, manager or stockholder of the Guarantor or any Affiliate thereof (other than, in each case, Parent or Merger Sub or any Other Guarantor) or against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing (other than, in each case, Parent or Merger Sub or any Other Guarantor) (collectively, but not including the Guarantor, Parent or Merger Sub, or any Other Guarantor, each a “Guarantor Affiliate”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; provided, however, that for avoidance of doubt, in no case shall any of Parent, Merger Sub, or any Other Guarantor be deemed to be a Guarantor Affiliate. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent, Merger Sub, or any Other Guarantor), general or limited partners, members, managers or stockholders through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor or Parent’s stockholders or Affiliates (other than Guarantor, Parent, Merger Sub, or any Other Guarantor), or otherwise, except for the rights under this Limited Guarantee and its rights against Other Guarantors pursuant to the terms of the Other Guarantees delivered contemporaneously herewith and rights against Parent or Merger Sub under the Merger Agreement and any related documents thereto. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed

Party and its Affiliates against the Guarantor and any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders (other than, in each case, Parent, Merger Sub, or any Other Guarantor) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub or any Other Guarantor), general or limited partners, members, managers or stockholders except for claims against the Guarantor under this Limited Guarantee. Except as contemplated under Section 6, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person.
     10. Release. By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its subsidiaries or affiliates, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other person against any Guarantor, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Guarantor pursuant to this Limited Guarantee (subject to the limitations described herein) and except for a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from the Guarantor as and to the extent provided below; and (2) recourse against the Guarantor under this Limited Guarantee (and subject to the limitations described herein), and such suit for declaratory relief, shall be the sole and exclusive remedy of the Guaranteed Party. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against Parent or Merger Sub or the Guarantor except claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein). Notwithstanding the foregoing, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guarantee, the Guaranteed Party may pursue a declaratory judgment claim against Parent or Merger Sub to demonstrate that Parent or Merger Sub has failed to perform its obligations under the Merger Agreement and to establish damages; provided, that such claim does not seek any other remedy (including damages) against Merger Sub. The Guaranteed Party acknowledges the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Limited Guarantee.

     11. Governing Law. This Limited Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 11 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party to this Limited Guarantee irrevocably consents to service of process in the manner provided for notices in Section 9.7 of the Merger Agreement. Nothing in this Limited Guarantee shall affect the right of any party to this Guarantee Agreement to serve process in any other manner permitted by law.
     12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     13. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
     14. Costs and Expenses. The Guarantor agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Guaranteed Party’s counsel) incurred by the Guaranteed Party in connection with the enforcement of the rights of the Guaranteed Party hereunder (the “Enforcement Reimbursement Costs”); provided, that the Guarantor shall not be liable for expenses of the Guaranteed Party under this Section 14 if it is finally determined by a court of competent jurisdiction that no payment under this Limited Guarantee is due. Anything to the contrary herein notwithstanding, the obligation of the Guarantor under this Section 14 shall in no event be limited by or subject to the Cap. Any payment by the Guarantor under this Section 14 shall not reduce, limit, or otherwise affect the other obligations of the Guarantor hereunder or be counted towards the Cap.
     15. Amendment. This Limited Guarantee may not be amended except by an instrument in writing signed by each of the parties hereto.
     16. Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR
By:
Name:
Title:

[Limited Guarantee Signature Page]

     IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SAFENET, INC.
By:
Name:
Title:

[Limited Guarantee Signature Page]